     As filed with the Securities and Exchange Commission on June 30, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            --------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            --------------------

                          HCC INSURANCE HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                            --------------------

         DELAWARE                              76-0336636                            6331
(State or other jurisdiction of   (I.R.S. Employer Identification No.)   (Primary Standard Industrial
incorporation or organization)                                           Classification Code Number)

                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS  77040-6094
                                 (713) 690-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            --------------------

                                 STEPHEN L. WAY
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS  77040-6094
                                 (713) 690-7300
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                            --------------------

                                   Copies to:


     ARTHUR S. BERNER, ESQ.                        CHRISTOPHER L. MARTIN
 WINSTEAD SECHREST & MINICK P.C.              VICE PRESIDENT AND GENERAL COUNSEL
     910 TRAVIS, SUITE 1700                     HCC INSURANCE HOLDINGS, INC.
      HOUSTON, TEXAS 77002                         13403 NORTHWEST FREEWAY
                                                  HOUSTON, TEXAS 77040-6094

                             --------------------

         Approximate date of commencement of proposed sale to the public: Upon exercise of the stock options pursuant to which the securities offered hereby are issuable, at the option of the holders of such options, after the effective date of this Registration Statement.

                            --------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividends or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                Proposed Maximum     Proposed Maximum    Amount of
     Title of Each Class of     Amount to be   Offering Price Per   Aggregate Offering  Registration
  Securities to be Registered   Registered(1)         Unit               Price(1)          Fee(2)
-------------------------------------------------------------------------------------------------------
Common Stock
  $1.00 par value. . . . . . .     715,625          $26.9375            $19,277,148        $5,842
=======================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments by reason of any stock split, stock dividend or similar transaction.

(2) Calculated, pursuant to Rule 457(c), solely for the purpose of determining the registration fee, on the basis of the average high and low price reported for the common stock on the New York Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS



                                     [LOGO]



                          HCC INSURANCE HOLDINGS, INC.

                               715,625 SHARES OF
                                  COMMON STOCK


         HCC Insurance Holdings, Inc. ("HCCH") is offering hereby shares of its common stock, $1.00 par value per share (the "Common Stock"), issuable upon exercise of stock options of AVEMCO Corporation (the "AVEMCO Options"). See "Recent Developments." The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol of "HCC." On June 26, 1997, the closing price of the Common Stock as reported by the NYSE was $26 15/16 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                             --------------------

                 The date of this Prospectus is July __, 1997.

         No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offering in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                             --------------------


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Documents Incorporated by Reference . . . . . . . . . . . . . . . . . . . .   3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                             AVAILABLE INFORMATION

         HCCH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These materials may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains reports, proxy statements, and other information regarding companies (including HCCH) that file electronically with the SEC (http://www.sec.gov). The shares of HCCH Common Stock are listed on the NYSE and the periodic reports, proxy statements and other information filed by HCCH with the SEC may therefore also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         HCCH has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement and/or the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC as provided in the preceding paragraph.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, filed by HCCH with the SEC under the Exchange Act, are incorporated in this Prospectus by reference:

         1. Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as amended (File No. 1-13790) (the "HCCH 1996 10-K").

         2.      Quarterly Report on Form 10-Q for March 31, 1997.

         3. Current reports on Form 8-K filed on January 21, 1997, March 6, 1997 and June 19, 1997.

         4. The description of the HCCH Common Stock contained in the Registration Statement on Form 8-A dated October 27, 1992.

         All documents filed by HCCH pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or superseded such statement. Any statements that are modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded, to constitute a part of this Prospectus.

         HCCH will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Any request for such copies should be directed to HCC Insurance Holdings, Inc, 13403 Northwest Highway, Houston, Texas, 77040,
Attn: Frank J. Bramanti, Secretary, telephone: (712) 690-7300.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus and incorporated herein by reference, prospective investors should carefully consider the following factors in evaluating an investment in the shares of Common Stock offered by this Prospectus.

         Expansion. HCCH has actively pursued acquisitions for several years. On February 28, 1997, HCCH entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of HCCH would merge with and into AVEMCO Corporation, a Delaware corporation ("AVEMCO") resulting in AVEMCO becoming a wholly-owned subsidiary of HCCH (the "Merger"). On June 17, 1997, HCCH consummated the Merger and acquired AVEMCO. HCCH has also acquired the stock of or merged with other companies in businesses related to AVEMCO's business and will continue to consider other possible strategic
acquisitions.   The process of combining acquired companies may cause an
interruption of, or a loss of momentum in, the activities the businesses of HCCH and such acquired companies and may materially adversely affect the revenue and results of operations of the combined companies, at least in the immediate period following each such acquisition. Furthermore, the process of combining newly-acquired companies could have a material adverse effect on employee morale and on the ability of the combined company to retain key management and customers, underwriting, and sales and marketing personnel who are critical to the combined company's future operations.

         Natural Disasters. A significant portion of HCCH's and its affiliates' business is providing property and casualty insurance and reinsurance and acting as underwriting manager for medical and accident and health insurance and reinsurance facilities. Their profitability is, therefore, susceptible to losses caused by earthquakes, windstorms, floods and other severe weather conditions or natural disasters. In recent years, natural disasters such as Hurricane Andrew, earthquakes in California and Japan, and windstorms in Europe have resulted in significant losses to the property and casualty insurance industry. HCCH's results of operations and cash flows have not been significantly adversely affected by such natural disasters but there can be no assurances that future natural disasters will not have a material adverse effect on HCCH's or its respective affiliates' results of operations.

         Cyclical Nature of the Industry. A significant portion of HCCH's and its respective affiliates' gross written premium ("GWP") is derived from the property and casualty insurance industry, which has historically been cyclical. These cycles are characterized by periods of excess capital and significant competition in policy pricing, terms and conditions, followed by periods of capital shortages, typically resulting from adverse loss experience, which leads to decreased competition, higher premium rates and stricter underwriting standards. The unpredictability of the property and casualty insurance industry may contribute to significant fluctuations in underwriting results and net earnings from quarter to quarter and from year to year. HCCH's and its respective affiliates' business is also affected by industry conditions in the insurance and reinsurance areas, which historically have been subject to significant volatility in demand, supply and price. Insurance companies generally purchase reinsurance in order, among other things, to manage their exposures on insured risks, maintain acceptable financial ratios and protect their underwriting results from the effects of catastrophic events. The propensity of insurers to purchase, as well as the propensity of reinsurers to supply, reinsurance is affected by a variety of factors, including the level of surplus capacity in the insurance and reinsurance markets, prevailing premium rates for insurance and reinsurance, underwriting experience, regulatory considerations, changes in the investment environment and general economic conditions and business trends. Because HCCH both purchases reinsurance and manages reinsurance arrangements for others, it can be significantly affected by these factors. To the extent that these factors influence the need for and availability and price of reinsurance, they may also affect the amount of reinsurance underwriting management and intermediary revenue received by HCCH.

When reinsurance premium rates rise, the revenue associated with a particular amount of coverage placed may increase. HCCH's ability to earn increased revenue in such a situation may, however, be limited if insurers purchase less reinsurance or if the supply of certain reinsurance coverage is curtailed. Conversely, declining prices for reinsurance would generally reduce such revenue, but could also reduce HCCH's cost of reinsurance to the extent it purchases reinsurance. In any event, changes in the reinsurance market could adversely affect HCCH or its respective affiliates.

         Volatility of Aviation Insurance. HCCH's and its respective affiliates' business as a direct writer of aviation insurance has historically been subject to significant volatility in demand, supply and price. In the agency distribution of aviation insurance, market share is highly fragmented, and HCCH competes against numerous managing general agencies, independent agencies, pools, syndicates and insurance companies. In addition, the substantial decline in production in new general aviation aircraft provides HCCH and its respective affiliates fewer units for which it can compete to insure. Because of delays in learning of and settling claims, insurance may be sold at inadequate rates for a period of time, exacerbating price competition for those units which are available to insure. HCCH's and its affiliates' other specialty insurance lines, including lenders' single interest, short-term health and pleasure marine lines, are highly competitive, and in those areas HCCH and its affiliates compete with many specialty insurance companies, as well as multi-line insurance companies, many of which have more experience, larger volumes of business and greater financial resources than the resources of HCCH.

         Reinsurance Considerations. HCCH's property and casualty insurance business is partially dependent upon its ability to cede significant amounts of the risk insured by HCCH. HCCH also provides reinsurance and retrocessions for certain underwriting facilities with various reinsurers. The operation of such underwriting facilities of HCCH is dependent, in part, on obtaining sufficient reinsurance or retrocessional protection for the insurers and reinsurers participating in the various facilities. The amount, availability and cost of reinsurance or retrocessional protection are subject to prevailing market conditions beyond the control of HCCH, and may affect the level of business and profitability of HCCH, as well as the level of business assumed by the facilities and the profitability thereof. HCCH and the facilities it manages are also subject to credit risk with respect to the reinsurers to which business has been ceded, since the ceding of risk to reinsurers does not relieve the participating insurers or reinsurers under the facilities of their liability to their insureds or reinsureds. No assurances can be given as to HCCH's ability to maintain its current reinsurance or retrocessional protection facilities, which generally are subject to annual renewal. If HCCH were unable to maintain such facilities upon their expiration, either its net exposures would increase, or, if it were unwilling to bear such increase in net exposures, HCCH would be required to reduce the level of its underwriting commitments. HCCH's management agreements for the reinsurance facilities for which it serves as a reinsurance underwriting manager generally provide for termination without cause upon written notice periods, usually 90 to 120 days, or under certain circumstances, immediately; if certain of these agreements were terminated, HCCH could be materially adversely affected.

         Adequacy of Loss Reserves. Applicable insurance laws require HCCH and its respective affiliates to maintain reserves to cover their estimated ultimate liability for loss and loss adjustment expense ("LAE") with respect to reported and incurred but not reported claims as of the end of each accounting period. At any given time, these reserves are based on estimates of what HCCH expects the ultimate settlement and administration of claims will cost, assuming the facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and other variable, subjective factors. The profit commission revenue of HCCH on its underwriting management activities is partially paid in advance of final settlement of all claims and, accordingly, is based upon similar estimates. No assurances can be given that such estimates will accurately reflect actual losses incurred by HCCH and its affiliates or actual profit commissions earned by HCCH, and any deviation from such estimates and loss reserves or adjustment to such estimates and reserves may materially adversely affect their respective results of operations reported in any given period.

         Medical Stop-Loss Business. HCCH's medical stop-loss business is highly competitive and involves a diversified field of participants from small start-up operations to large, well-established organizations. While the medical stop-loss business has been historically competitive, during the past several years there has been significant growth in the number of medical stop-loss insurance underwriters. HCCH faces intense and growing pressure from fully-insured plans, HMOs, Point of Service plans, large well established direct insurers and competing underwriting managers providing medical stop-loss products similar to those offered by HCCH to employer sponsored self-insured health plans. Historically, most employer sponsored self-insured health plans indemnify healthcare providers on a fee-for-service basis with little or no managed-care elements. The current trend toward managed-care plan designs and, more specifically, fully-insured plans, HMOs and Point of Service plans, has had an adverse impact on the number of self-insured plans which has in turn reduced the sales opportunities for the medical stop-loss products that HCCH underwrites. Moreover, governmental regulation of self-insured plans, whether directly or indirectly, could make self-insurance significantly less attractive to employers. No assurances can be given that any such reduced medical stop-loss opportunities and the other factors described herein will not have a material adverse effect on HCCH or one of its respective affiliates.

         Impact of Inflation and Changes in Interest Rates. A significant portion of HCCH's revenue is related to healthcare insurance and reinsurance products which are subject to the effects of the underlying inflation of medical costs. Such inflation in the costs of healthcare tends to generate increases in premiums for medical stop-loss coverage, resulting in greater revenue, but also higher claim payments. Inflation may have a negative impact on insurance and reinsurance operations by causing higher claim settlements than may originally have been estimated without an immediate increase in premiums to a level necessary to maintain profit margins being possible. No express provision for inflation is made, although trends are considered when setting underwriting terms and claim reserves for purposes of determining revenue from underwriting profit commissions. Such reserves are subject to a continuing review process to assess their adequacy and are adjusted as deemed appropriate. In addition, the market value of the investments held by HCCH and its respective affiliates varies depending on economic and market conditions and interest rates, which are highly sensitive to the policies of governmental and regulatory authorities. Any significant change in interest rates could therefore have a material effect on the market value of the companies' investments.

         ERISA. ERISA governs the relationships between certain benefit plans and the "fiduciaries" of those plans. In general, ERISA is designed to protect the ultimate beneficiaries of the plans from wrongdoing by the fiduciaries. ERISA provides that a person is a "fiduciary" of a plan to the extent that such person has discretionary authority in the administration of the plan or with respect to the plan's assets. The employers who are the customers of HCCH in the medical stop-loss area are fiduciaries of the plans that they sponsor, but there can also be other fiduciaries of a plan. ERISA imposes various express obligations on fiduciaries. These include avoiding transactions in which the fiduciary would have a conflict of interest with the plan and certain transactions between the plan and parties in interest to the plan. Generally, a "party in interest" with respect to a plan includes a fiduciary of the plan and persons that provide services to the plan. Violations of ERISA by fiduciaries can result in the rescission of any affected agreements and the imposition of substantial civil penalties on fiduciaries and parties in interest. The application of ERISA to the operations of HCCH and its customers is an evolving area of law and is subject to ongoing regulatory and judicial interpretations of ERISA. HCCH attempts to minimize the applicability of ERISA to its business and further attempts to ensure both that its practices are not inconsistent with ERISA and that it will not be deemed to be a "fiduciary." There can, however, be no assurance that courts, the Department of Labor, or other regulatory bodies will not take positions contrary to the present or future interpretations or practices of HCCH. Any such contrary positions could require changes to the business practices of HCCH or result in HCCH incurring the risk of liabilities as described above and could have a material adverse effect on HCCH. Similarly, there can be no assurances that future statutory changes to ERISA will not materially adversely affect the business of HCCH.

         Competition. The insurance business is generally highly competitive and the aviation insurance industry, in which HCCH's wholly owned subsidiary AVEMCO is primarily involved, is even more intensely competitive. HCCH faces competition from domestic and foreign insurers, some of whom are larger and have greater financial, marketing and management resources than HCCH. HCCH's and its respective affiliates' profitability is affected by many other factors, including rate competition, severity and frequency of claims, interest rates, state regulations, court decisions, the judicial climate and general business conditions, all of which are outside the control of HCCH or its affiliates. HCCH's medical stop-loss business involves a diversified field of participants from small start-up operations to large, well-established organizations. While the medical stop-loss business has been historically competitive, during the past several years there has been significant growth in the number of medical stop-loss insurance underwriters. HCCH also faces intense and growing pressure from alternatives to employer sponsored self-insured health plans, such as fully-insured plans, HMOs and Point of Service plans, as well as from large well established direct insurers and competing underwriting managers providing similar medical stop-loss products to those offered by HCCH to employer sponsored self-insured health plans. Competition in the reinsurance marketplace is primarily due to an increase in the number of reinsurers participating in the market as well as a tendency by reinsureds to retain a greater percentage of their own risk. HCCH competes with other reinsurance underwriting managers and domestic and international reinsurance companies. HCCH's results of operations may also be affected by the competition for reinsurance business between broker reinsurance markets and direct reinsurance writers. HCCH also competes with many reinsurance intermediaries in the broker reinsurance market, some of which are affiliated with primary insurance brokers with substantial financial resources. In each of the above business areas, a significant number of HCCH's and its respective affiliates' competitors have financial resources, employees, facilities, market recognition, marketing, management, experience, and other resources substantially greater than those of HCCH.

         Regulation and Licensing. HCCH and its respective affiliates are subject to governmental regulation in each of the states in which they conduct business. Such regulation is vested in state agencies, which have broad supervisory, regulatory and administrative powers to deal with all aspects of the business of HCCH and its affiliates, including licenses, rates, policy forms, capital adequacy, payment of dividends, security deposits, methods of accounting, investments, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, standards of solvency, periodic examinations and annual and other report filings. A change in such laws and regulations may adversely affect the revenues and expenses of HCCH and its respective affiliates. In general, state agencies are primarily concerned with the protection of policyholders rather than shareholders. In addition, legislation has been considered or is pending or being contemplated which could have a
material adverse effect on HCCH and its respective affiliates.   HCCH does not
know at this time the extent to which federal or state legislative or regulatory initiatives may be adopted, and no assurance can be given that any such adoption would not have a material adverse effect on HCCH's or its affiliates' business. The operations of HCCH and its respective affiliates are also subject to state insurance laws and regulations requiring the licensing of insurance agents, brokers, reinsurance intermediaries, reinsurance underwriting managers, and managing general agents and regulating certain aspects of their business. These laws and regulations are intended primarily for the protection of policyholders, rather than shareholders of the licensed entities, and may include requirements for certain provisions in contracts entered into between HCCH and various insurers or reinsurers, certain record keeping and reporting requirements, advertising and business practice rules, and other matters. The businesses of HCCH and its respective affiliates depend on obtaining and maintaining licenses and approvals pursuant to which they operate, as well as compliance with pertinent regulations. There can be no assurance given that HCCH or its affiliates have all such required licenses, approvals or complying contracts or that such licenses, approvals or complying contracts can always be obtained or continued. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities, and the possibility exists that HCCH or one of its affiliates may be precluded or temporarily suspended from carrying on some or all of its activities in a given jurisdiction. Such preclusion or suspension could have a materially adverse effect on the business and results of operations of HCCH.

         Holding Company Structure and Dividends. HCCH is defined, for purposes of state laws, as an "insurance holding company" and is dependent upon the ability of its insurer subsidiaries to pay dividends to it (or to the intermediate parents within the holding company structure of which they are a part) to meet their obligations and cover their expenses. Insurance companies are limited by law to the payment of dividends out of surplus earnings above a specified level, generally the greater of ten percent of the insurer's surplus as regards its policyholders or the prior year's investment income (Texas) or, under certain conditions, the prior year's statutory net income (Maryland). Dividends in excess of those thresholds are "extraordinary dividends" and subject to prior regulatory approval. In the past, the NAIC has encouraged various state insurance regulatory authorities and legislatures to promote the adoption of standards for approval of dividends that would exceed the lesser of the surplus/earnings (investment income) tests, which would reduce the "extraordinary dividend" threshold and increase the frequency of regulatory approval for the payment of dividends by insurers.

         Foreign Operations. Approximately 59% of HCCH's 1996 GWP was for insureds located outside the United States. As such, it is subject to regulations in the countries in which it operates, as well as United States restrictions on doing business in certain countries, and other regulations relating to foreign operations. International operations are subject to various risks not present in domestic operations such as fluctuations in currency exchange rates, nationalization or expropriation of assets, import/export controls, political instability, limitations on foreign investment, restrictions on the ability to convert currency, and the additional expense and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business. There can be no assurance that the business of HCCH will not be materially adversely affected by these factors in the future.

         Factors Affecting Market Price of HCCH Common Stock. Since the market prices of HCCH Common Stock is subject to fluctuation, there can be no assurance that the market value of the shares of HCCH Common Stock will maintain or equal the price at which its shares have traded in the past. The prices at which HCCH Common Stock trades may be influenced by many factors including, among others, the liquidity of the market for HCCH Common Stock, investor and market analyst perceptions of HCCH and the industry in which it operates, the combined operating results of HCCH and its respective affiliates, HCCH's dividend policy, the short and long term effects of the merger with AVEMCO and general economic and market conditions.

THE COMPANIES

         HCCH and its subsidiaries provide specialized property and casualty insurance to commercial customers, underwritten on both a direct and a reinsurance basis, and, to a lesser extent, insurance agency services. HCCH's principal insurance company subsidiaries are Houston Casualty Company and AVEMCO Corporation, which operate in both domestic and international markets. HCCH's principal insurance agency subsidiary is LDG Management Company Incorporated ("LDG"). HCCH's underwriting activities are focused on providing aviation, marine, offshore energy, property and accident and health insurance on a worldwide basis, as well as international reinsurance on these same lines of business. HCCH also specializes in marketing and servicing complicated, high value, structured insurance and reinsurance programs placed on behalf of domestic and foreign clients which cover large, ocean marine fleets; complex, multinational energy and industrial businesses; international aviation operations; large, international property accounts and a variety of accident and health related risks. HCCH derives substantially the same amount of its business from domestic as from international operations. HCCH operates primarily on a surplus lines or non-admitted basis and is licensed in Texas and Oklahoma.

         HCCH's operating philosophy is to maximize underwriting profit, both for itself and for the insurance and reinsurance companies for which it provides underwriting management, marketing and related services, while preserving the integrity of shareholders' equity. HCCH concentrates its underwriting in selected, narrowly defined liens of business in which it believes there is a substantial opportunity to achieve underwriting profits.
In addition to acting as a reinsurance underwriting manager, HCCH purchases a substantial amount of reinsurance to limit its net loss form both individual and catastrophic risks. HCCH believes its operational flexibility, experienced underwriting personnel and access to, and expertise in, the reinsurance marketplace enable HCCH to complement its strategies of emphasizing more profitable lines of business during periods of severe competition and offering reinsurance capacity to meet market opportunities, together with providing quality underwriting, management decision-making and support and resource for the development of new reinsurance products.

RECENT DEVELOPMENTS

         On February 28, 1997, HCCH entered into a Merger Agreement pursuant to which AVEMCO would merge with and into HCCH, resulting in AVEMCO becoming a wholly-owned subsidiary of HCCH. On June 17, 1997, the Merger was consummated and AVEMCO became a wholly-owned subsidiary of HCCH. AVEMCO is engaged in the business of providing specialty property and casualty insurance products and
services, principally involving aviation.   Non-aviation specialty lines
include lenders single interest, short-term health, and pleasure marine. Insurance products are distributed on a direct basis nationally and in Canada (except Quebec), and through agency and brokerage networks nationwide.
AVEMCO's principal offices are in Frederick, Maryland.

         Pursuant to the Merger Agreement, HCCH issued 8,403,787 shares of its Common Stock to the holders of AVEMCO common stock. In addition, holders of AVEMCO Options, entitled to exercise such options at their respective exercise prices for an aggregate of 715,625 shares of common stock of AVEMCO, will, pursuant to the Merger Agreement and upon exercise of the AVEMCO Options, receive an aggregate of 715,625 shares in satisfaction thereof. Each holder of an AVEMCO Option will receive that number of shares of common stock of HCCH to which such holder would have been entitled upon consummation of the Merger if such option had been exercised immediately before the Merger.

         On April 30, 1997, HCCH acquired all of the outstanding capital stock of The Interworld Group of companies, including Aviation and Marine Insurance Group, Inc., Signal Aviation Underwriters, Inc. and Signal Aviation Insurance Services, Inc. The Interworld Group specializes in underwriting general aviation risks throughout the United States with special emphasis on private and corporate aircraft as well as small to medium-size airports.

USE OF PROCEEDS

         HCCH intends to use the net proceeds for general corporate purposes.

PLAN OF DISTRIBUTION

         The Common Stock offered hereby is not offered through underwriters. Such stock will be issued directly to holders of AVEMCO Options upon exercise thereof.

LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Winstead Sechrest & Minick P.C., Houston, Texas.

EXPERTS

        The consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 of HCCH incorporated by reference in the Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports. In their reports, that firm states that with respect to HCCH, its opinion is based, in part, on the report of Tonneson & Company C.P.A.'s P.C., independent certified public accountants, with respect to their audit of the combined financial statements of LDG for the year ended December 31, 1994. The financial statements and financial statement schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses of this offering will be paid by HCC Insurance Holdings, Inc. (the "Registrant") and are estimated as follows:

         SEC Registration Fee . . . . . . . . . . . . . . . . . .  $    5,842
         Printing Including Engraving of Share Certificates . . .       5,000*
         Legal Fees and Expenses  . . . . . . . . . . . . . . . .      10,000*
         Accounting Fees and Expenses . . . . . . . . . . . . . .       5,000*
         Miscellaneous    . . . . . . . . . . . . . . . . . . . .       4,158*
                                                                   ===========
                          Total . . . . . . . . . . . . . . . . .  $   30,000*

         ----------
         *  Estimated

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stock holders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provision permitted by
Section 102(b)(7) of the DGCL.

         HCCH is incorporated under the laws of the State of Delaware. Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties, or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

         Article IX of HCCH's Restated Certificate of Incorporation, as amended, requires HCCH to indemnify HCCH's directors and officers to the extent permitted under Section 145.

         Article VIII of HCCH's Bylaws provides that HCCH shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of HCCH), by reason of the fact that he is or was a director or officer of HCCH, or is or was serving at the request of HCCH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of HCCH and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether an incumbent or former director or officer is entitled to indemnification because such officer or director has met the applicable standards of conduct set forth above is to be made, unless ordered by a court:
(i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by a vote of shareholders of HCCH. The HCCH Bylaws further provide that the expenses (including attorneys' fees) incurred in any such action by a director of officer of HCCH may be paid or reimbursed by HCCH in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he is not entitled to be indemnified by HCCH as authorized therein.

         HCCH's Bylaws also provide that HCCH may indemnify to the extent of the provisions set forth therein, any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of HCCH, or was serving at the request of HCCH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person makes written application for such indemnification to the HCCH Board and the HCCH Board so determines that indemnification is appropriate and the extent thereof.

         HCCH's Bylaws further provide that the indemnification described therein is not exclusive, and shall not exclude any other rights to which the person seeking to be indemnified may be entitled under statute, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and to his action in another capacity while holding such office.

ITEM 16.         EXHIBITS

EXHIBIT NO.                      EXHIBIT
-----------                      -------

    2.1 Agreement and Plan of Reorganization between HCCH, AVEMCO et al. Filed with the SEC as Appendix A to the Proxy Statement contained in the Registrant's Registration Statement on Form S-4, Reg. No. 333-25513, and incorporated herein by reference.
    3.1 Restated Certificate of Incorporation of HCC Insurance Holdings, Inc. as filed with the Delaware Secretary of State on July 23, 1996 Filed with the SEC as Appendix D to the Proxy Statement contained in the Registrant's Registration Statement on Form S-4, Reg. No. 333-25513, and incorporated herein by reference.

    3.2     Bylaws of HCC Insurance Holdings, Inc., as amended.   Filed with
            the SEC as Appendix E to the Proxy Statement contained in the
            Registrant's Registration Statement on Form S-4, Reg. No.
            333-25513, and incorporated herein by reference.
    4.1     Specimen Common Stock Certificate, $1.00 par value per share, of
            HCC Insurance Holdings, Inc.  Filed with the SEC as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Reg. No.
            33-48737, and incorporated herein by reference.
    5       Opinion and Consent of Winstead Sechrest & Minick P.C. regarding legality -- Filed herewith.
    23.1    Consent of Coopers & Lybrand L.L.P. -- Filed herewith
    23.2    Consent of Tonneson & Company C.P.A.'s P.C. -- Filed herewith
    23.3    Consent of Winstead Sechrest & Minick P.C. -- Included in their opinion filed as Exhibit 5.
    24      Powers of Attorney -- Filed herewith
    28      Information from reports furnished to the State Board of Insurance for the State of Texas. Filed with the SEC as Exhibits to the Registrant's Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                 (iii) to include any information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in any post-effective amendment by those paragraphs is contained in periodical reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) or the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post\effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of June, 1997.

                                         HCC INSURANCE HOLDINGS, INC.


                                         By:      /s/ Stephen L. Way
                                             ----------------------------------
                                                      Stephen L. Way
                                                 Chairman of the Board and
                                                  Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 27, 1997.

         Signature                                 Title
         ---------                                 -----
    /s/ Stephen L. Way                     Chairman of the Board and Chief Executive Officer
----------------------------------           (Principal Executive Officer)
        Stephen L. Way

    /s/ Frank J. Bramanti                  President, Secretary, Chief Financial Officer (Principal
----------------------------------           Financial Officer and Principal Accounting Officer)
        Frank J. Bramanti

    /s/ Stephen J. Lockwood                Vice Chairman of the Board and Director
----------------------------------
        Stephen J. Lockwood*

    /s/ James M. Berry                     Director
----------------------------------
        James M. Berry*

    /s/ Patrick B. Collins                 Director
----------------------------------
        Patrick B. Collins*

    /s/ J. Robert Dickerson                Director
----------------------------------
        J. Robert Dickerson*

    /s/ Edwin H. Frank, III                Director
----------------------------------
        Edwin H. Frank, III*

    /s/ Allan W. Fulkerson                 Director
----------------------------------
        Allan W. Fulkerson*

    /s/ Walter J. Lack                     Director
----------------------------------
        Walter J. Lack*

    /s/ Hugh T. Wilson                     Director
----------------------------------
        Hugh T. Wilson*

*By: /s/ Frank J. Bramanti
    ------------------------------
         Frank J. Bramanti
         Attorney-in-fact

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
    2.1     Agreement and Plan of Reorganization between HCCH, AVEMCO et al.
            Filed with the SEC as Appendix A to the Proxy Statement contained in the Registrant's Registration Statement on Form S-4, Reg. No.
            333-25513, and incorporated herein by reference.
    3.1     Restated Certificate of Incorporation of HCC Insurance Holdings,
            Inc. as filed with the Delaware Secretary of State on July 23, 1996
            Filed with the SEC as Appendix D to the Proxy Statement contained in the Registrant's Registration Statement on Form S-4, Reg. No.
            333-25513, and incorporated herein by reference.
    3.2     Bylaws of HCC Insurance Holdings, Inc., as amended.  Filed with the SEC as Appendix E to the Proxy Statement contained in the
            Registrant's Registration Statement on Form S-4, Reg. No.
            333-25513, and incorporated herein by reference.
    4.1     Specimen Common Stock Certificate, $1.00 par value per share, of
            HCC Insurance Holdings, Inc.  Filed with the SEC as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Reg. No.
            33-48737, and incorporated herein by reference.
    5       Opinion and Consent of Winstead Sechrest & Minick P.C. regarding legality -- Filed herewith.
    23.1    Consent of Coopers & Lybrand L.L.P. -- Filed herewith
    23.2    Consent of Tonneson & Company C.P.A.'s P.C. -- Filed herewith
    23.3    Consent of Winstead Sechrest & Minick P.C. -- Included in their opinion filed as Exhibit 5.
    24      Powers of Attorney -- Filed herewith
    28      Information from reports furnished to the State Board of Insurance for the State of Texas.  Filed with the SEC as Exhibits to the
            Registrant's Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.